Exhibit 10.2
THIRD AMENDMENT TO CREDIT AGREEMENT
     THIS THIRD AMENDMENT TO CREDIT AGREEMENT (the “Amendment”), dated as of June 27, 2006, is to that certain Credit Agreement dated as of December 6, 2004 (as previously amended and modified, the “Credit Agreement”), by and among GENCORP INC., an Ohio corporation (the “Borrower”), the subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.
W I T N E S S E T H
     WHEREAS, the Lenders have established credit facilities for the benefit of the Borrower pursuant to the terms of the Credit Agreement;
     WHEREAS, the Borrower has requested certain amendments to the Credit Agreement; and
     WHEREAS, the Required Lenders and all of the Lenders holding an additional and/or new Credit-Linked Commitment are willing to amend the Credit Agreement subject to the terms and conditions hereof.
     NOW, THEREFORE, IN CONSIDERATION of the agreements herein contained, the parties hereby agree as follows:
SECTION 1
AMENDMENT
     1.1  New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:
     “Credit-Linked Committed Amount” shall mean the Term Loan Committed Amount plus the Credit-Linked LOC Committed Amount.
     “Incremental Credit-Linked LOC Subfacility” shall have the meaning set forth in Section 2.22.
     “Lender Commitment Letter” shall mean, with respect to any Credit-Linked Lender, the letter (or other correspondence) to such Credit-Linked Lender from the Administrative Agent notifying such Credit-Linked Lender of its Credit-Linked LOC Commitment, Credit-Linked Commitment Percentage and/or Term Loan Commitment Percentage.

     “Support Account” shall mean that certain account held at a domestic office by the Administrative Agent or any one of the Lenders (as so designated by the Borrower) containing cash and Cash Equivalents of not less than $19,752,000, which account shall collateralize the obligations of the Borrower under the 2007 Convertible Notes on terms acceptable to the Administrative Agent; provided that in no event shall such account be deemed subject to a Lien in favor of the holders of the 2007 Convertible Notes or the trustee with respect thereto.
     “Third Amendment Effective Date” shall mean June 27, 2006.
     1.2  Amendments to Section 1.1. The following defined terms located in Section 1.1 of the Credit Agreement are hereby amended and restated in their entireties to read as follows:
     “Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a Joint Venture) of the Borrower or any Subsidiary, whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include (i) the sale, lease or transfer of assets permitted by subsections 6.4(a)(i) through (viii), 6.4(a)(xi) and 6.4(a)(xiv), or (ii) any Equity Issuance.
     “Credit-Linked Commitment Percentage” shall mean, for each Credit-Linked Lender, the percentage identified as its Credit-Linked Commitment Percentage in its Lender Commitment Letter or in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).
     “Credit-Linked Letters of Credit” shall mean (a) any letter of credit issued by the Credit-Linked Issuing Lender from and after the Third Amendment Effective Date pursuant to Section 2.5(a), and (b) any Existing Letter of Credit, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.
     “Credit-Linked LOC Commitment” shall mean the commitment of the Credit-Linked Issuing Lender to issue Credit-Linked Letters of Credit and with respect to each Credit-Linked Lender, the commitment of such Credit-Linked Lender to purchase its Credit-Linked Participation in the Credit-Linked Letters of Credit up to such Credit-Linked Lender’s Credit-Linked Commitment Percentage of the Credit-Linked LOC Committed Amount as specified in its Lender Commitment Letter or in the Register, as such amount may be reduced from time to time in accordance with the provisions hereof.
     “Credit-Linked Deposit” shall mean, with respect to any Credit-Linked Lender, such Credit-Linked Lender’s funded Credit-Linked Participation in the Credit-Linked LOC Committed Amount and all Credit-Linked Letters of Credit issued thereunder, which funded Credit-Linked Participation shall be in an amount equal to such Credit-Linked Lender’s Credit-Linked LOC Commitment and shall be deposited into the Credit-Linked Account on the Third Amendment Effective Date (or on the date such Person becomes a

Credit-Linked Lender) in accordance with the terms of Section 2.6(a). The funded Credit-Linked Participations made on the Closing Date, as decreased from time to time prior to the Third Amendment Effective Date, shall be repaid with deposits held by the Administrative Agent as collateral for the Credit-Linked Letters of Credit outstanding on the Third Amendment Effective Date and the funded Credit-Linked Participations made on the Third Amendment Effective Date shall, on and after such date, be deemed the “Credit-Linked Participations” hereunder.
     “Term Loan” shall mean any term loan made by a Credit-Linked Lender from and after the Third Amendment Effective Date pursuant to Section 2.4(a) or any term loan into which a Credit-Linked Purchase is converted pursuant to Section 2.5(d)(ii). The term loan made on the Closing Date, as increased from time to time prior to the Third Amendment Effective Date, shall be repaid with the proceeds of the AFC Sale and the term loan made on the Third Amendment Effective Date shall, on and after such date, be deemed the “Term Loan” hereunder.
     “Term Loan Commitment Percentage” shall mean, for any Lender, the percentage identified as its Term Loan Commitment Percentage in its Lender Commitment Letter or in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6.
     1.3  Amendment to Accelerated Maturity Date. The definition of “Accelerated Maturity Date” in Section 1.1 of the Credit Agreement is hereby amended by deleting the parenthetical in clause (b)(ii) of such definition.
     1.4  Amendment to Consolidated EBITDAP. Clauses (vi) and (vii) of the definition of “Consolidated EBITDAP” in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
     (vi) non-recurring fees and expenses paid in connection with the Transactions during such period as well as any write-off taken during such period for any unamortized fees and expenses associated with prior financings now affected by the Transactions and associated with refinancings and other transactions contemplated by amendments to this Agreement and the other Credit Documents,
     (vii) charges associated with legal judgments rendering the Borrower contributorily liable under CERCLA in the case of GenCorp Inc. vs. Olin Corporation in an amount not to exceed $30,000,000 and charges associated with legal settlements in the Allen, et al vs. Aerojet-General Corporation, et al and Smith vs. Aerojet-General Corporation, et al in an aggregate amount not to exceed $25,000,000,
     1.5  Amendment to Funded Debt. The proviso located at the end of the definition of “Funded Debt” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     “provided, however, that Funded Debt shall not include (i) Indebtedness among the Credit Parties, (ii) Indebtedness permitted under Section 6.1(i) and (iii) Indebtedness to the extent it is collateralized by the Support Account.”
     1.6  Amendments to Section 2.4. Section 2.4(a) and Section 2.4(b) are hereby amended and restated in their entireties to read as follows:
     Section 2.4  Credit-Linked Facility—Term Loan Subfacility.
     (a) Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Credit-Linked Lender severally agrees to make available to the Administrative Agent on the Third Amendment Effective Date such Credit-Linked Lender’s Credit-Linked Commitment Percentage of Term Loans in Dollars in the aggregate principal amount of SEVENTY-FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($74,500,000) (as such amount may be increased by any Credit-Linked Purchase that is converted to Term Loans pursuant to Section 2.5(d)(ii), the “Term Loan Committed Amount”) for the purposes hereinafter set forth; provided, however, (i) with regard to each Credit-Linked Lender individually, the sum of such Credit-Linked Lender’s Credit-Linked Commitment Percentage of the aggregate principal amount of the outstanding Term Loans plus outstanding Credit-Linked LOC Obligations shall not at any time exceed such Credit-Linked Lender’s Credit-Linked Commitment and (ii) with regard to the Credit-Linked Lenders collectively, the sum of the aggregate principal amount of the outstanding Term Loans plus outstanding Credit-Linked LOC Obligations shall not at any time exceed the Credit-Linked Committed Amount then in effect. Upon receipt by the Administrative Agent of the proceeds of the Term Loan made on the Third Amendment Effective Date, $19,752,000 of such proceeds will be deposited into the Support Account and the remainder of such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Credit-Linked Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower). Each Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request. Amounts repaid or prepaid on any Term Loan may not be reborrowed. LIBOR Rate Loans shall be made by each Credit-Linked Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.
     (b) Repayment of Term Loans. The principal amount of the Term Loans shall be repaid in eighteen (18) consecutive calendar quarterly installments as follows, unless accelerated sooner pursuant to Section 7.2:

Principal Amortization Payment Dates	Term Loan Principal Amortization Payment
August 31, 2006	$386,250

November 30, 2006	$386,250
February 28, 2007	$386,250
May 31, 2007	$386,250
August 31, 2007	$386,250
November 30, 2007	$386,250
February 28, 2008	$386,250
May 31, 2008	$386,250
August 31, 2008	$386,250
November 30, 2008	$386,250
February 28, 2009	$386,250
May 31, 2009	$386,250
August 31, 2009	$386,250
November 30, 2009	$386,250
February 28, 2010	$386,250
May 31, 2010	$386,250
August 31, 2010	$386,250
Credit-Linked Maturity Date	Remaining principal amount of Term Loans

     The outstanding principal amount of the Term Loans and all accrued but unpaid interest and other amounts payable with respect to the Term Loans shall be repaid on the Credit-Linked Maturity Date.
     1.7  Amendment to Section 2.5. Sections 2.5(a) and 2.5(c) are hereby amended and restated in their entireties to read as follows:
Section 2.5  Credit-Linked Facility — Letter of Credit Subfacility.
     (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Credit-Linked Issuing Lender may reasonably require, during the Credit-Linked Commitment Period the Credit-Linked Issuing Lender shall issue, and the Credit-Linked Lenders shall participate in, standby Credit-Linked Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Credit-Linked Issuing Lender; provided, however, that (i) the aggregate amount of Credit-Linked LOC Obligations shall not at any time exceed the lesser of (A) EIGHTY MILLION DOLLARS ($80,000,000) (as reduced from time to time in accordance with the terms of Section 2.5(d)(ii) or Section 2.8(a), the “Credit-Linked LOC Committed Amount”) and (B) the principal amount of the Credit-Linked Deposit, (ii) with regard to each Credit-Linked Lender individually, (A) the sum of such Credit-Linked Lender’s Credit-Linked Commitment Percentage of the outstanding Credit-Linked LOC Obligations shall not exceed such Credit-Linked Lender’s Credit-Linked Deposit and (B) the sum of such Credit-Linked Lender’s Credit-Linked Commitment Percentage of the aggregate principal amount of the outstanding Term Loans plus outstanding Credit-Linked LOC Obligations shall not at any time exceed such Credit-Linked Lender’s Credit-Linked Commitment, (iii) with regard to the Credit-Linked Lenders collectively, the sum of the aggregate principal amount of outstanding Term Loans plus outstanding Credit-Linked LOC Obligations shall not at any time exceed the Credit-Linked Committed Amount then in effect, (iv) no Credit-Linked Letter of Credit may be issued without the Administrative Agent confirming in writing to any Credit-Linked Issuing Lender (other than the Administrative Agent in its capacity as a Credit-Linked Issuing Lender) that, after giving effect to the issuance of such Credit-Linked Letter of Credit, the requirement set forth in clause (iii) above shall be satisfied, (v) all Credit-Linked Letters of Credit shall be denominated in Dollars and (vi) Credit-Linked Letters of Credit shall be issued for any lawful corporate purposes, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed upon by all the Credit-Linked Lenders, no Credit-Linked Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, the expiry dates of Credit-Linked Letters of Credit may be extended annually or periodically from time to time at the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that (x) no Credit-Linked Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is ten (10) days prior to the Credit-Linked Maturity Date and (y) if an Event of Default exists at the time such Credit-Linked Letter of Credit is to be extended, the Credit-Linked Issuing Lender may or, at the direction of Credit-Linked Lenders holding more than 50% of the Credit-Linked Commitments, the Credit-Linked Issuing Lender shall refuse to extend such Credit-Linked Letter of Credit, in which case such Credit-Linked Letter of Credit shall terminate at the end of the current term thereof. Each Credit-Linked Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Credit-Linked Letter of Credit shall be a Business Day. Any Credit-Linked Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000 or such lesser amount as approved by the Credit-Linked Issuing Lender.
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     (c) Participations. Each Credit-Linked Lender, upon issuance of any Credit-Linked Letter of Credit (or upon a Person becoming a Credit-Linked Lender hereunder) and, in the case of each Existing Letter of Credit, on the Third Amendment Effective Date, shall be deemed to have irrevocably purchased, without recourse to the Credit-Linked Issuing Lender, and the Credit-Linked Issuing Lender shall be deemed to have irrevocably granted without recourse to the Credit-Linked Issuing Lender, a risk participation (a “Credit-Linked Participation”) from the Credit-Linked Issuing Lender in such Credit-Linked Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Credit-Linked Commitment Percentage of the maximum amounts available to be drawn under such Credit-Linked Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Credit-Linked Issuing Lender therefor and discharge when due, its Credit-Linked Commitment Percentage of the obligations arising under such Credit-Linked Letter of Credit. Without limiting the scope and nature of each Credit-Linked Lender’s participation in any Credit-Linked Letter of Credit, to the extent that the Credit-Linked Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Credit-Linked Lender shall fund its Credit-Linked Participation Interest therein by paying to the Credit-Linked Issuing Lender, from funds deposited by such Credit-Linked Lender into the Credit-Linked Deposit, its Credit-Linked Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Credit-Linked Issuing Lender of an unreimbursed drawing pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Credit-Linked Lender to so pay the Credit-Linked Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.
     1.8  Amendment to Section 2.6. Section 2.6(a) is hereby amended and restated in its entirety to read as follows:
     Section 2.6  Credit-Linked Deposits.
     (a) Funding of Credit-Linked Deposits. Subject to the terms and conditions set forth herein and in consideration of each Credit-Linked Lender’s Credit-Linked Participation, each Credit-Linked Lender severally agrees to fund such Lender’s Credit-Linked Deposit to the Administrative Agent in Dollars on the Third Amendment Effective Date in an amount equal to its Credit-Linked Commitment for deposit by the Administrative Agent in the Credit-Linked Account. Each Credit-Linked Lender’s Credit-Linked Deposit represents such Lender’s funded Credit-Linked Participation.
     1.9  Amendment to Section 2.9. Section 2.9(b)(v) is hereby amended and restated in its entirety to read as follows:
     (v) Issuances of Equity/Support Account.
     (A) Promptly, upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Equity Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (viii) below).
     (B) Promptly, to the extent the 2007 Convertible Notes are converted into Capital Stock of the Borrower upon maturity or otherwise, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the amount held in the Support Account corresponding to the converted amount of the 2007 Convertible Notes (such prepayment to be applied as set forth in clause (viii) below); provided that no prepayment shall be required under this clause (B) until the converted amount of the 2007 Convertible Notes equals or exceeds $1,000,000 and thereafter no prepayment shall be required under this clause (B) except in increments of $1,000,000.
     1.10  Amendment to Section 2.22. A new Section 2.22 is hereby added to the Credit Agreement to read as follows:

     Section 2.22  Incremental Credit-Linked Letter of Credit Subfacility.
     Subject to the terms and conditions set forth herein, the Borrower shall have the right, on a one-time basis on or prior to the date that is one year prior to the Credit-Linked Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of an increase to the Credit-Linked LOC Committed Amount (the “Incremental Credit-Linked LOC Subfacility”) by the amount of $20,000,000. The Incremental Credit-Linked LOC Subfacility shall have the same terms (including interest rate and maturity date) as the existing Credit-Linked Letters of Credit and shall be otherwise acceptable to the Administrative Agent. The Incremental Credit-Linked LOC Subfacility will be subject to customary closing conditions and documentation reasonably requested by the Administrative Agent. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of the Incremental Credit-Linked LOC Subfacility therein.
     1.11  Amendments to Section 3.11. Section 3.11 is hereby amended and restated in its entirety to read as follows:
     Section 3.11  Use of Proceeds.
     The proceeds of the Extensions of Credit will be used (i) to refinance certain existing Indebtedness of the Borrower, (ii) to pay any fees and expenses associated with this Credit Agreement and other financings of the Borrower on the Third Amendment Effective Date, (iii) to fund the Support Account, (iv) to finance Permitted Acquisitions and (v) for working capital and other general corporate purposes of the Borrower and its Subsidiaries.
     1.12  Amendment to Section 5.9(a). Section 5.9(a) is hereby amended and restated in its entirety to read as follows:
     (a) Leverage Ratio. At all times, the Leverage Ratio during the following periods shall be less than or equal to:

Period	Maximum Ratio
Closing Date through May 31, 2005	8.25 to 1.0
June 1, 2005 through November 30, 2005	7.50 to 1.0
December 1, 2005 through May 31, 2006	8.00 to 1.0
June 1, 2006 through August 31, 2006	8.25 to 1.0
September 1, 2006 through February 28, 2007	8.50 to 1.0
March 1, 2007 through May 31, 2007	8.00 to 1.0
June 1, 2007 through August 31, 2007	7.50 to 1.0
September 1, 2007 through November 30, 2007	7.00 to 1.0
December 1, 2007 and thereafter	5.50 to 1.0

     1.13  Amendment to Section 6.4(a). Section 6.4(a) is hereby amended by adding a subsection (xiv) thereto to read as follows:
     (xiv) the sale of any promissory note received in connection with a loan made by a Credit Party pursuant to clause (m) of the definition of Permitted Investments; provided that 100% of the consideration (which consideration may be less than the aggregate outstanding principal amount of such promissory note) received from such sale shall be in the form of cash and Cash Equivalents;
     1.14  Amendment to Section 9.6(c)(iii). Section 9.6(c)(iii) is hereby amended and restated in its entirety to read as follows:
     (iii) $3,000,000 in the case of an assignment of any Credit-Linked LOC Commitment and corresponding Credit-Linked Deposit (or, if less, the entire amount of such Lender’s Credit-Linked LOC Commitment and corresponding Credit-Linked Deposit), pursuant to a Commitment Transfer Supplement executed by such Purchasing Lender, such transferor Lender and, to the extent required by this Section 9.6, the Administrative Agent and the Borrower), and delivered to the Administrative Agent for its acceptance and recording in the Register;
     1.15  Amendment to Schedules. Schedule 1.1(e) of the Credit Agreement is hereby amended and restated in its entirety to read as Schedule 1.1(e) attached hereto as Exhibit A.
SECTION 2
CONDITIONS TO EFFECTIVENESS
     2.1  Conditions to Effectiveness. This Amendment shall be and become effective as of the date first above written upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent) prior to the Amendment or simultaneously therewith:
     (a) Executed Amendment. Receipt by the Administrative Agent of a copy of this Amendment duly executed by each of the Credit Parties and the Administrative Agent, on behalf of the Required Lenders and any Lender with a new or additional Credit-Linked Commitment.
     (b) Executed Consents. Receipt by the Administrative Agent of (i) executed consents from the Required Lenders and any Lender with a new or additional Credit-Linked Commitment (each a “Lender Consent”) authorizing the Administrative Agent to enter into this Amendment on their behalf and (ii) an executed consent from the requisite holders of the 2013 Senior Subordinated Notes to incur the additional indebtedness under the Credit-Linked Facility.
     (c) Authority Documents. The Administrative Agent shall have received the following:

        (i) Articles of Incorporation; Partnership Agreement. Copies of the articles of incorporation, partnership agreement or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its organization or formation.
        (ii) Resolutions. Copies of resolutions of the board of directors of each Credit Party approving and adopting the Amendment and authorizing execution and delivery thereof, certified by an officer of such Credit Party as of the Third Amendment Effective Date to be true and correct and in force and effect as of such date.
        (iii) Bylaws. A copy of the bylaws or other operating agreement of each Credit Party certified by an officer of such Credit Party as of the Third Amendment Effective Date to be true and correct and in force and effect as of such date.
        (iv) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent with respect to the each Credit Party certified as of a recent date by the appropriate governmental authorities of the state of incorporation and each other state in which the failure of such Credit Party to be qualified to do business could reasonably be expected to have a Material Adverse Effect and (ii) to the extent readily available, a certificate indicating payment of all corporate and other franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.
        (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Third Amendment Effective Date.
     (d) Legal Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions of counsel for the Credit Parties, dated as of the Third Amendment Effective Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.
     (e) Existing Mortgage Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:
        (i) fully executed and notarized amendments to Mortgage Instruments encumbering the Mortgaged Properties with respect to each of the Mortgaged Properties;
        (ii) appropriate endorsements to the Mortgage Policies with respect to each of the Mortgaged Properties; and

        (iii) an opinion of counsel to the Credit Parties for each jurisdiction in which the Mortgaged Properties are located.
     (f) Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Third Amendment Effective Date stating that (i) no action, suit, investigation, injunction, order, claim or proceeding is pending, ongoing or, to the knowledge of any Credit Party, threatened in any court or before any other Governmental Authority that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, which action, suit, investigation, injunction, order, claim or proceeding could reasonably be expected to have a Material Adverse Effect and (ii) immediately after giving effect to this Amendment and all the transactions contemplated to occur on this date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents (i) that contain a materiality qualification shall be true and correct and (ii) that do not contain a materiality qualification shall be true and correct in all material respects, except, in each case, to the extent specifically made with regard to a particular date in which case such representations and warranties shall be true and correct as of such date, and (C) the Credit Parties are in pro forma projected compliance with each of the financial covenants set forth in Section 5.9 (as amended hereby) for the fiscal quarter ending August 31, 2006.
     (g) Support Account. The Administrative Agent or such other Lender designated by the Borrower shall have received proceeds from the Term Loan in an amount of not less than $19,752,000 to fund the Support Account.
     (h) Repayment of Term Loans. The aggregate principal amount of the Term Loans outstanding immediately prior to the Third Amendment Effective Date shall be repaid in full on the Third Amendment Effective Date prior to or simultaneously with the closing of this Amendment.
     (i) Refunding of Credit-Linked Participations. The aggregate principal amount of the funded Credit-Linked Participations outstanding immediately prior to the Third Amendment Effective Date shall be refunded in full to the Credit-Linked Lenders on the Third Amendment Effective Date prior to or simultaneously with the closing of this Amendment.
     (j) Consent Solicitation. The Borrower shall have received consent from the requisite holders of the 2013 Senior Subordinated Notes to incur the Indebtedness pursuant to this Amendment.
     (k) Fees and Expenses. The Borrower shall have paid in full (i) all fees set forth in that certain Engagement Letter dated June 6, 2006 and (ii) all reasonable out-of-pocket fees and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation, the reasonable fees and expenses of Moore & Van Allen PLLC.

     (l) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
SECTION 3
MISCELLANEOUS
     3.1  Representations and Warranties. Each of the Credit Parties represents and warrants as follows as of the date hereof, after giving effect to this Amendment:
     (a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
     (b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s valid and legally binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     (c) No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.
     (d) The representations and warranties set forth in Article III of the Credit Amendment (as amended by this Amendment) are true and correct as of the date hereof (except for those which expressly relate to an earlier date).
     (e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.
     (f) The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.
     (g) The Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.
     3.2  Instrument Pursuant to Credit Agreement. This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.
     3.3  Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the

Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.
     3.4  Survival. Except as expressly modified and amended in this Amendment, all of the terms and provisions and conditions of each of the Credit Documents shall remain unchanged.
     3.5  Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable expenses of the Administrative Agent’s legal counsel.
     3.6  Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.
     3.7  Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.
     3.8  Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original shall be delivered.
     3.9  No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under this Credit Agreement on or prior to the date hereof.
     3.10  Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     3.11  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Credit Parties, the Administrative Agent, the Lenders and their respective successors and assigns.
     3.12  General Release. In consideration of the Administrative Agent entering into this Amendment, each Credit Party hereby releases the Administrative Agent, the Lenders, and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Credit Agreement on or prior to the date hereof, except, with respect to any such person being released hereby, any actions, causes of action, claims, demands, damages and liabilities arising out of such person’s gross negligence, bad faith or willful misconduct.
     3.13  Waiver of Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.13 and 9.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.
[Signature Pages Follow]

GENCORP INC.
THIRD AMENDMENT TO CREDIT AGREEMENT
     The parties hereto have duly executed this Amendment as of the date first above written.

BORROWER:	GENCORP INC., an Ohio corporation
	By:	/s/ Yasmin R. Seyal
		Name:	Yasmin R. Seyal
		Title:	Senior Vice President and Chief Financial Officer

GUARANTORS:	AEROJET-GENERAL CORPORATION, an Ohio corporation
	By:	/s/ Mark A. Whitney
		Name:	Mark A. Whitney
		Title:	Vice President

AEROJET ORDNANCE TENNESSEE, INC., a Tennessee corporation
By:	/s/ Brian E. Sweeney
	Name:	Brian E. Sweeney
	Title:	Vice President

GENCORP INC.
THIRD AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent on behalf of the Lenders
	By:	/s/ William F. Fox
		Name:	William F. Fox
		Title:	Director

EXHIBIT A
Schedule 1.1(e)
EXISTING LETTERS OF CREDIT